Exhibit 19.1

PINEAPPLE FINANCIAL INC.

INSIDER TRADING POLICY

This is a reminder about Pineapple Financial Inc’s (the “Company”) Insider Trading Policy and Trading Blackout Policy. All recipients of this memorandum are subject to the Company’s Insider Trading Policy and Trading Blackout Policy. Some of you — officers and directors — are subject to additional rules described in this memo.

1. General Statement. The Company’s policy, applicable to all employees, directors, contractors and consultants (“Insiders”) prohibits trading, and tipping others who may trade, when you know material, non-public information. The Company also has a Trading Blackout Policy that applies to certain employees. Generally, those employees are the officers and directors of the Company, as well as selected employees who have access to material information about the Company prior to its public release.

What information is “material”?

Information is “material” if it is likely that it would be important for an investor in making an investment decision about the Company. Information that is likely to affect the price of the Company’s stock is material. Either positive or negative information may be material.

Because any information that is not disclosed to the trading public may be construed as being “material,” as a general rule you should keep all Company information private. If any of you has any doubt as to whether specific information could be considered material, you should talk with the Company’s Compliance Officer.

Examples of some types of material information are:

●	Financial results
●	Projections of future earnings or losses
●	Changes in management or key professional personnel
●	A pending or proposed acquisition or merger
●	Signing or termination of a substantial contract
●	Commencement or cancellation of a new product development effort
●	Stock splits or stock dividends
●	New equity or debt offerings
●	Actual or threatened litigation, or developments relating to it
●	Bankruptcy or financial liquidity problems

What is “non-public” information?

Information is considered to be non-public unless it has been effectively disclosed to the public. Examples of public disclosures include public filings with the Securities and Exchange Commission and Company press releases. For information to be considered public, it must not only be disclosed publicly, but there also must be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the close of regular trading on the stock market on the first business day after public disclosure.

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2. Specific Policies Applicable to You

Trading on Material, Non-Public Information

When you know material, non-public information about any company, you, your spouse, members of your immediate family living in your household, and any trust, partnership or other entity in which you have direct or indirect investment power or authority (“Attributed Persons”), are prohibited from three activities:

●	trading in that company’s securities (including trading in options, puts, calls or other derivative securities of that company);
●	having others trade for you in that company’s securities;
●	disclosing the information to anyone else who then might trade.

Neither you, nor anyone acting on your behalf, nor anyone who learns the information directly or indirectly from you (including your spouse and family members), nor any entity in which you have any investment power or authority, can trade. This prohibition continues whenever and for as long as you know material, non-public information, even if you planned to make the transaction before you learned of the inside information and even if the failure to execute such transaction may result in loss or in the inability to generate an anticipated profit. It applies even if you obtained the information as an employee and you have left the employment of the Company.

Although it is most likely that any material, non-public information you might learn would be about the Company, these prohibitions apply to trading in the securities of any company about which you have material, non-public information that you obtained in the course of your employment with the Company, or one of its affiliates or its subsidiaries.

You are responsible for distributing this memorandum to the Attributed Persons and ensuring that they comply with these procedures.

Tipping

An Insider may not disclose (“tip”) Inside Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates. An Insider or related person may not make recommendations or express opinions on the basis of the Inside Information as to trading in the Company’s securities. Material non-public information communicated (even casually or unintentionally) to a friend, business associate or a family member who in turn uses that information to trade may be a violation of SEC regulations for which you, and the outsider, can be held liable.

Don’t Discuss Company Information with the Press, Analysts or Other Persons Outside of the Company

Announcements of Company information are regulated by Company policy (separate from this Policy) and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company and its management. If you receive inquiries by any third party about the Company’s financial information, you should notify the CFO immediately. If you receive inquiries about other Company information, you should notify the CFO immediately.

Don’t Participate in Internet “chat rooms” in which the Company is Discussed

You may not participate in online dialogues (or similar activities) involving the Company, its business or its stock.

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Investment Advice

The Company will not at any time issue recommendations with respect to its own securities, and no employee is permitted to recommend or solicit transactions in the Company’s securities. If any customer, representative of the media or other person requests information from you relating to the Company’s stock, you should refer him or her to the Company’s publicly filed disclosures, or to the Company’s CEO or CFO.

Trading Blackout Policy/Trading Window

Certain employees of the Company (if you receive this memo, you are one of those employees), as well as the members of the Company’s Board of Directors, their spouses, and members of their immediate families, are prohibited from engaging in any transaction involving the Company’s securities other than during the “Trading Window,” except as noted below relating to Rule 10b5-1 trading plans. The Trading Window closes and you enter into a Trading Blackout Period prior to the opening of trading on the fifteenth day of the last month of each quarter, i.e., before March 15, June 15, September 15 and December 15 of each year. The Trading Window opens at the close of regular trading on the stock market on the first business day (“Trading Day”) after the Company publicly discloses its financial results for the previous quarter or fiscal year. (For example, if the Company announces its 2016 financial results for the calendar year after the close of the market on March 13, 2017, the Trading Blackout Period which began on December 15, 2016 continues until the open of trading on the NASDAQ market on March 15, 2017.)

From time to time, the Company may also recommend that directors, selected employees or consultants and others suspend trading because of developments known to the Company and not yet known to the public (for example, a pending merger or acquisition). In such event, such persons may not engage in any transaction involving the Company’s securities during such period and may not disclose to others the fact that trading has been suspended.

Option Exercises and Sales/Purchases under the Company’s Employee Stock Purchase Plan

Holders of options to purchase stock of the Company are prohibited from same day exercises and sales outside the Trading Window. The exercise of stock options for cash under the Company’s stock option plan (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. Any subsequent sale of shares acquired upon the exercise of stock options is subject to this Policy.

Purchases under the Company’s Employee Stock Purchase Plan, since not purchased on the open market, are also exempt from the Trading Blackout Policy. Any subsequent sale of shares acquired through participation in the Employee Stock Purchase Plan is subject to this Policy.

Standing Order

You may have a standing order with your broker to buy or sell the Company’s stock at a certain price. It is your responsibility to assure that those orders are suspended during the Company’s Trading Blackout Periods.

Exception for Rule 10b5-1 Trading Plans

Insiders may choose to enter into pre-arranged trading plans under SEC Rule 10b5-1. The Board of Directors has authorized the Compliance Officer to waive the Trading Blackout rules for insiders who enter into such plans. Entering into a trading plan can help reduce an insider’s trading risks. If you are interested in entering into a trading plan, you should contact the Compliance Officer for further details about a 10b5-1 trading plan.

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General Pre-Clearance of Trades – Contact Compliance Officer

“Preclearance” of trades is required of all persons listed as an insider (see below for special additional requirements if you are an officer or a director of the Company). You must contact the Compliance Officer at least two (2) business days before proceeding to trade in the Company’s securities. The Compliance Officer will review the Trading Windows to assure that your trade is not taking place during a Trading Blackout Period and review any special circumstances that might otherwise prevent you from trading in the Company’s stock.

3. Additional Requirements Applicable to Directors and Officers−Section 16 Compliance

The Sarbanes-Oxley Act that was signed into law as of July 30, 2002, accelerated the deadline for filing Form 4 reports on transactions in the Company’s stock. Directors and officers of the Company (“Section 16 Reporting Persons”) are required to file Forms 4 with the SEC two (2) business days after the day the transaction is executed. All Section 16 Reporting Persons are required to report to the Compliance Officer any transaction in securities of the Company by you, your spouse, any immediate family member sharing your household, or any trust, partnership, or other entity in which you have direct or indirect investment power or authority, not later than two business days after the transaction occurs. Transactions that are subject to the 2-day filing deadline include:

●	option exercises of any type;
●	purchases or sales of stock, regardless of whether the transactions occur in the open market or between you and the Company; and
●	grants of stock options and restricted stock.

Section 16 Reporting Persons are personally responsible for complying with Section 16 reporting rules. The Company will continue to assist its officers and directors with their Section 16 filings (if you so request – see attached acknowledgment). Those who want the Company to continue to provide this assistance must follow all of the compliance procedures set forth below. If you elect not to have the Company assist in the preparation and filing of your Section 16 reports, you must still comply with the pre-clearance procedures described in this memo. These procedures will help to promote compliance with the accelerated reporting requirements and to prevent inadvertent violations of the federal securities laws.

These procedures apply to any transaction effected by you, by any broker or plan administrator effecting transactions in the Company stock for your account and by family members or trusts that hold, purchase or sell Company stock that is attributed to you. You are responsible for distributing this memorandum to those other persons (“Attributed Persons”) and ensuring that they comply with these procedures.

Special Pre-Clearance Procedures for Section 16 Reporting Persons

All transactions in Company Securities by Section 16 Reporting Persons and all transactions by Attributed Persons must be pre-approved by our Company Compliance Officer. This procedure also requires advance approval of pre-arranged trading plans. All requests for pre-clearance should be submitted to the Compliance Officer at least two (2) business days in advance of the proposed transaction. You are responsible for personally speaking with the Compliance Officer; if you leave a voicemail or email message and the Compliance Officer does not respond, you should follow-up to ensure that your message was received.

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When you call for a pre-clearance, the Compliance Officer will require detailed information on the proposed transaction. This includes exactly how many shares are involved and, if stock options are involved, exactly which stock options are proposed to be exercised. You will also need to indicate the exact date the transaction is proposed to occur or other conditions to the transaction and you will need to provide contact information for the broker who will be responsible for the order. Approval for a trade will remain effective for only a limited period to be communicated to you at the time you receive clearance.

Once a transaction is pre-cleared, you and the broker will need to remain in on-going contact with the Company in order to provide detailed transaction information. You, or the Attributed Person, will need to authorize the broker to provide information directly to the Company.

If you would like the Company to assist you in preparing and filing your Section 16 reporting forms, you will be required to sign a Power of Attorney, authorizing the Company representatives to act on your behalf. The Company will contact you if you elect to have the Company assist you in the preparation and filing of the Section 16 reports and the Company does not already have a valid Power of Attorney for this purpose. In executing the Power of Attorney, please understand that the Company will attempt to timely and accurately file Section 16 reporting forms on your behalf. However, because of the short reporting deadlines, possible time zone differences and the Company’s need to rely on others, including brokers, the Company may not always be able to achieve that goal. The Company will take the steps it believes are appropriate to verify information before filing a Form 4, although there may be times that, in order to meet the filing deadline, we may file on your behalf without seeking your confirmation of the information reported.

Observe the Section 16 Liability Rules Applicable to Officers and Board Members and 10% Stockholders

If you are subject to reporting obligations under Section 16, you (and not the Company) are personally responsible for ensuring that your transactions do not give rise to “short swing” liability under Section 16. The practical effect of these provisions is that officers and directors who purchase and sell, or sell and purchase, Company securities within a six-month period must disgorge all profits to the Company whether or not they had any nonpublic information at the time of the transactions.

Prohibition on Short Sales and Purchases, Puts and Calls

Neither you, your spouse, any immediate family member sharing your household, nor any trust, partnership or other entity in which you have direct or indirect investment power or authority, may sell any securities of the Company that are not owned by such person at the time of the sale (a “short sale”). Also, no such person may buy or sell puts, calls or other derivative securities of the Company at any time.

Individual Responsibility to Comply with Policy

Every officer and director has the individual responsibility to comply with this Policy. Beyond the guidelines set forth in this Policy, appropriate judgment should be exercised in connection with any trade in the Company’s securities. If you know or have reason to believe that the Company’s policy on insider trading or the special rules and trading procedures described above have been or are about to be violated, you should bring the actual or potential violation to the attention of the Compliance Officer.

Appointment and Duties of Compliance Officer

The duties of the Insider Trading Compliance Officer include the following:

1.	Assisting in preparing and filing Section 16 reports.
2.	Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 Reporting Persons.
3.	To the extent the Insider Trading Compliance Officer deems necessary, mailing reminders to all Section 16 Reporting Persons regarding their obligation to report.
4.	Performing periodic cross-checks of available materials to determine trading activity by officers, directors and others who have or may have access to Inside Information.
5.	Circulating this Policy as described above.
6.	Coordinating compliance activities with respect to Rule 144 requirements.
7.	Reviewing Rule 10b5-1 Trading Plans; waiving Trading Blackout rules for trades made in connection with such plans.

4. Modifications and Waivers

The Company reserves the right to amend or modify the procedures set forth herein at any time. Waiver of any provision of this policy statement in a specific instance may be authorized in writing by the Compliance Officer, and any such waiver shall be reported to the Board of Directors at its next regularly scheduled meeting.

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Pineapple Financial Inc.

Acknowledgment of Insider Trading Policy and Trading Blackout Policy

I hereby acknowledge that I have read, and that I understand, and that I agree to comply with, the Statement of Company Policy on Insider Trading and Trading Blackout Policy. I understand that, if I am an employee of the Company or one of its subsidiaries or affiliates, my failure to comply in all respects with the Company’s policy is a basis for termination of my employment. I will instruct members of my immediate family and any other Attributed Persons as to these compliance procedures.

Date:	Signature:

Name:
Please print

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